Exhibit 10.86

Amendment #4 to the Employment Agreement
Between Michael Morhaime and Activision Blizzard, Inc.

This Amendment #4 to the Employment Agreement (“Amendment #4”) is entered into effective October 26, 2010, by and between Michael Morhaime (“Employee”) and Activision Blizzard, Inc. (“Employer” or “Company” or “Activision Blizzard” and, together with its subsidiaries, the “Activision Blizzard Group”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Employer entered into an Employment Agreement dated as of December 1, 2007, which was amended on each of December 15, 2008, March 31, 2009, and November 4, 2009 (collectively the “Employment Agreement”).

Employee and Employer desire to amend the Employment Agreement in certain respects as set forth herein.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement.  Except as specifically set forth in this Amendment #4, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #4, then the terms of this Amendment #4 shall in all events control.  The amended terms are as follows:

1.               Term.  The first and second sentences of Paragraph 1 are deleted and the following language is substituted:  “The term of this Agreement will commence on July 9, 2008, and continues through December 31, 2016, unless earlier terminated pursuant to the provisions of Paragraph 4 (the “Term”).”

2.               Base Salary.  Paragraph 3(a) is deleted and the following language is substituted:  “For all services rendered under this Agreement, commencing as of August 1, 2010, the Company will pay you base salary at an annual rate of Seven Hundred Sixty-Three Thousand and Nine Hundred Dollars ($763,900), payable in accordance with the Company’s customary and applicable payroll practices, but in no event less frequently than semi-monthly (the “Base Salary”).  The Company agrees to review your salary for merit increases at the same time as other senior executives of the Company, but at least once per year.  Any higher Base Salary paid to you subsequently will be deemed the annual rate for the purposes of this Agreement and will commence on the date determined by the Company.  In no event shall your Base Salary be reduced without your prior written consent.”

3.               Incentive Bonus Compensation.  All references to the “Management Incentive Plan” or the “MIP” throughout the entire Employment Agreement shall be changed to the “Corporate Annual Incentive Plan” or the “CAIP”.

4.               Holiday Bonus Compensation.  The second sentence of Paragraph 3(c) is modified so that the sentence ends with the words “Base Salary”, and the semi-colon after those words is replaced with a period.  The last sentence of Paragraph 3(c) is replaced with the following language: “You understand that your bonus is not guaranteed compensation and is subject to the discretion of the Company and the terms of the Holiday Plan.”

5.               Profit Sharing Compensation.  Paragraph 3(d) is deleted and the following language is substituted:  “In addition to the MIP and the Holiday Plan, you shall be eligible to receive additional performance-based cash compensation on an annual basis based on a share of the earnings generated by the Company’s Blizzard Entertainment business.  Your profit sharing compensation (a “Profit Share Bonus”) will be based on a share of the “Profit Sharing Pool” that is created pursuant to the Blizzard Entertainment Profit Sharing Plan as in effect from time to time (the “Profit Sharing Plan”); provided, however, that all references under the Profit Sharing Plan to “Vivendi Games” or “Vivendi Universal Games” shall be replaced with “the Company”.  Your Profit Share Bonus shall entitle you to six percent (6%) of the Profit Sharing Pool (if any) that is generated under the Profit Sharing Plan; provided, however, that the Committee may, in its sole discretion and at any time, exercise negative discretion with respect to your Profit Share Bonus to reduce the amount of your actual annual percentage interest in the Profit Sharing Pool to not less than three and one-half percent (3.5%).  You understand that, except for your guaranteed minimum 3.5% participation in the Profit Sharing Pool under the Profit Sharing Plan, your actual bonus amount under the Profit Sharing Plan is dependent upon the amount of such Profit Sharing Pool being established thereunder, if any.  If no amounts are generated under the Profit Sharing Pool with respect to any performance year (i.e., due to lack of earnings for the Blizzard Entertainment business as determined under the Profit Sharing Plan) you shall not be entitled to receive any Profit Share Bonus for such year.  To the extent that any portion of your Profit Share Bonus is equal to or less than the limit on the amount of “Senior Executive Plan Bonuses” which may be paid to you pursuant to the Company’s 2008 Incentive Plan (or any successor plan thereto that is approved by the Company’s shareholders) (the “Incentive Plan”) for that year, that portion is intended to constitute a “Senior Executive Plan Bonus” within the meaning of the Incentive Plan and will be subject to the terms and conditions set forth under the Incentive Plan (and any amount of such Profit Share Bonus that exceeds that limit is not intended to constitute a “Senior Executive Plan Bonus”). Notwithstanding the timing of payments under the Profit Sharing Plan for other participants thereunder, your Profit Share Bonus (if any) shall be paid to you following the end of the relevant performance year for which it is earned (but no later than the following March 15th), after the Committee has certified achievement of the relevant results for purposes of calculating the Profit Sharing Pool in accordance with the Incentive Plan.

6.               Equity Awards.

a.             Paragraph 3(f) is renumbered as Paragraph 3(f)(1), and, effective August 1, 2010, the type and amount of Annual Equity Award recommended by the Company to the Compensation Committee of the Board of Directors of Activision Blizzard (the “Compensation Committee”) pursuant to this Paragraph 3(f)(1) shall be replaced by an Annual Equity Award recommendation consisting of a grant to you of a non-qualified stock option to purchase 200,000 shares of Activision Blizzard’s common stock (the “Annual Option”) and 70,000 restricted share units which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “Annual RSUs,” and collectively with the Option, the “Annual Equity Awards”), subject to the approval of the Compensation Committee.  One-third of the Annual Equity Awards will vest on the day prior to each of the first three anniversaries of the grant date, subject to your remaining employed by the Activision Blizzard Group through such vesting date.

b.             The following language is added as Paragraph 3(f)(2): “Subject to the approval of the Compensation Committee and contingent upon your acceptance and signature of this Amendment #4, Activision Blizzard will provide a one-time grant to you of a non-qualified stock option to purchase 300,000 shares of Activision Blizzard’s common stock (the “Signing Option”) and 400,000 restricted share units which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “Signing RSUs,” and collectively with the Option, the “Signing Equity Awards”).  The Signing Equity Awards will vest annually in six equal installments commencing on December 31, 2011, subject to your remaining employed by the Activision Blizzard Group through the applicable vesting date.”

c.             The following language is added as Paragraph 3(f)(3):  “You acknowledge that the grant of equity awards in this Amendment #4 pursuant to Paragraphs 3(f)(1) and (2) (the “Amendment #4 Equity Awards”) is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants.  The Amendment #4 Equity Awards shall be subject to all terms of the equity incentive plan pursuant to which they are granted (the “Equity Incentive Plan”) and Activision Blizzard’s standard forms of award agreement (as modified to the extent necessary to reflect the provisions of Paragraph 4 of this Agreement).  In the event of a conflict between this Agreement and the terms of the Equity Incentive Plan or award agreements, the Equity Incentive Plan or the award agreements, as applicable, shall govern.  These Amendment #4 Equity Awards, if and when approved by the Compensation Committee, shall be in addition to any previous equity incentive awards made to you.”

7.               Car Allowance.  Paragraph 3(j) is deleted in its entirety.

8.               Financial Stipend.  Paragraph 3(m) is deleted in its entirety.

9.               Contingent on Approval of Equity.  Notwithstanding anything to the contrary contained herein, this Amendment #4 shall be null and void and neither party shall have any obligation hereunder if the Compensation Committee does not approve the Signing Equity Awards.

AGREED AND ACCEPTED:

Employer		Employee

ACTIVISION BLIZZARD, INC.

By:	/s/ Chris B. Walther	/s/ Michael Morhaime
	Chris B. Walther	Michael Morhaime
Chief Legal Officer

Date:	November 5, 2010	Date:	October 26, 2010